Annual Report

Cover Page

Name of issuer:

My Trail Company, PBC

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CO

Date of organization: 4/9/2015

Physical address of issuer:

1418 Pearl Street
Boulder CO 80302

Website of issuer:

http://mytrailco.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$545,040.00	$276,115.00
Cash & Cash Equivalents:	$37,737.00	$132,659.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$66,943.00	$11,597.00
Long-term Debt:	$119,118.00	$0.00
Revenues/Sales:	$281,707.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($287,317.00)	($111,841.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Changes Since Your Last Wefunder Filing

Would you like to include a message to your investors in your annual report?

Have there been changes to your directors or officers?

Have there been changes to your list of principle security holders?

Have there been other exempt offerings that the issuer has conducted that weren't included in the issuer's last Form C filing with Wefunder?

Have there been any other changes that investors should be aware of?

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

My Trail Company, PBC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☑ Yes ☐ No

Reason for failure to comply:

Late filing of 2016 Annual Report

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
KIM COUPOUNAS	Director	B Lab Colorado	2015
Anne Maleady	Board President	American Canoe Association	2015
Demetri Coupounas	CEO	My Trail Company, PBC	2015
Geoff O'Keefe	Co-founder and Partner	New Normal Consulting, LLC.	2015
Tom Vogl	CEO	The Mountaineers	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Demetri Coupounas	CEO	2015
Demetri Coupounas	CFO	2015
Demetri Coupounas	President	2015
Demetri Coupounas	Treasurer	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Kim Coupounas	67,200 Common Shares	40.0
Demetri Coupounas	100,800 Common Shares	60.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

MY TRAIL IS A NEW COMPANY WITH A SHORT OPERATING HISTORY

My Trail incorporated April 9, 2015 and its first products arrived in late May 2016. Therefore we have little direct operating history for an investor to evaluate. There is no assurance that we will ever produce a profit. As a new enterprise, we may be subject to risks our management has not anticipated. It is possible that the proceeds from this offering may not be sufficient for us to continue to finance our operations.

MY TRAIL MAY FAIL FOR THE SAME OR SIMILAR REASONS THAT GOLITE FAILED

My Trail's founders previously started GoLite, and the products that My Trail plans to sell and the markets in which My Trail plans to operate are similar to products that GoLite sold and the markets in which GoLite operated. Although GoLite grew for a period of time, it was not able to attain profitability and was forced to file a petition in bankruptcy court and ultimately liquidated its assets, with owners of the company, the founders, losing all of their investment. There is no guarantee that My Trail will succeed where GoLite failed or that the founders have learned and can apply every critical lesson from their experience at GoLite.

MY TRAIL MAY NOT ATTRACT OR RETAIN A STRONG ENOUGH TEAM

My Trail employs 4 people, each of whom have broad responsibilities. There is no guarantee that the Company will attract an adequately strong team in all key functional areas over time. Until scale allows for solid hires in all key functional areas, generalists, in some cases working with outside parties, will have to continue to successfully manage design, development, sourcing, marketing, sales, e-commerce, store operations, customer service, information technology, human resources, distribution, and finance, which could result in inefficiencies and mistakes. Attracting, hiring and developing each team member into a high performer will take time, and there is no guarantee of success.

MY TRAIL MAY NOT ATTRACT ENOUGH CUSTOMERS

My Trail may not be able to convert an adequate portion of its email list of previous GoLite customers into My Trail customers. Even if it does, there is no guarantee that adequate numbers of new customers will be attracted in the future.

MY TRAIL SALES ARE WEATHER AND MACRO-ECONOMY DEPENDENT

Like other outdoor companies, My Trail sales are subject to the influence of weather. Early sales will be concentrated in the United States in general and Colorado in particular and may fluctuate with large climactic events and/or persistent trends. Sales can also be affected by the normal cyclicality of the overall economy, and particularly by any abnormally large decline in it.

MY TRAIL MAY NOT HAVE SUFFICIENT FINANCIAL RESOURCES TO COMPETE IN THE OUTDOOR INDUSTRY

Many companies provide products similar to ours. My Trail will compete with established businesses that have an operating history, and greater financial resources, experience and market share than we have. There is no guarantee that we will be able to compete or capture adequate market share. We will not be profitable if we cannot compete successfully with other businesses. Cash flow may be tight early on with a limited margin for error.

MY TRAIL MAY NOT DEVELOP COMPELLING ENOUGH PRODUCTS

While My Trail starts with a full line of product designs, many styles need to be refreshed periodically, new styles have to be added and some styles retired each season. There is no guarantee that this process will result in an attractive enough product offering over time. Much of the design work may be performed by outside contractors over whom we have little control.

MY TRAIL MAY NOT BE ABLE TO SOURCE ITS PRODUCTS RELIABLY OR AFFORDABLY ENOUGH

My Trail could face unexpected product cost increases that make its economic model unviable. Delays in production, shipping, or customs clearance could materially impact product delivery and thus customer experience and cash flow. Product can be lost or damaged in transit. Product that is designed, developed or assembled poorly could adversely affect sales due to poor quality, fit or color selection. Our products may not meet the sustainability standards that we claim they will meet, which could result in harm to our reputation.

MY TRAIL MAY NOT BE ABLE TO CONTAIN OPERATING COSTS ADEQUATELY

Sufficiently economical store and headquarters locations may not be available, key staff could cost more than budgeted and unanticipated costs may arise. Cash flow may be impacted by a failure to get reasonable terms from landlords, product and other suppliers.

THERE IS NO MARKET IN MY TRAIL SHARES AND NO GUARANTEE THAT INVESTORS WILL REALIZE ANY RETURN ON THEIR INVESTMENT

There is currently no, and there may never be any, secondary market trading in the Preferred Stock, and investors' ability to sell their shares are further limited by transfer restrictions under applicable securities laws and the terms of the agreement for the Preferred Stock. The primary exit event contemplated by this investment is a right for investors to cause the Company to redeem their shares after 5 years. However, there is no guarantee that the Company will still be operating in 5 years or, even if it is still operating, that it will be legally permitted to redeem investors shares at that time (especially if multiple investors request redemption at or around the same time), or at any time thereafter, and the Company will not be required to redeem any shares to the extent that it is not legally permitted to do so. The Company is not required to, and there is no guarantee that the Company will, pay dividends in any future year.

MY TRAIL'S DIRECTORS ARE REQUIRED TO CONSIDER FACTORS OTHER THAN SHAREHOLDER RETURNS.

My Trail is a Public Benefit Corporation, and accordingly its directors have a legal duty to balance the pecuniary interests of shareholders, the best interests of those materially affected by the Company's conduct and the specific public benefits identified in the Company's articles of incorporation. Therefore, the Company's directors may, consistent with their legal duties, take actions that are contrary to the financial interest of its preferred shareholders, and its preferred shareholders will have no recourse against the Company or its directors for taking such actions.

THE INVESTMENT INVOLVES TAX RISKS

No representation or warranty of any kind is made by the Company, its officers, directors or counsel, or any other professional advisors thereto, with respect to any tax consequences of any investment in the Company. EACH PROSPECTIVE INVESTOR SHOULD SEEK THE INVESTOR'S OWN TAX ADVICE CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

OUR PRODUCTS COULD CAUSE BODILY INJURY OR HARM TO PROPERTY.

Although we believe our products will be safe, depending on the manner in which they are manufactured and/or used, our products could cause bodily injury or harm to property (and even if such injury or harm is not actually caused by our products, people could claim that our products caused such injury or harm). In the event that any such harm is caused (or claimed to be caused) by our products, there could be lawsuits against the Company that are costly to defend and/or result in costly settlements or judgments against the Company.

MY TRAIL MAY NOT BE ABLE TO SECURE AND ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS.

The Company's ability to compete against other businesses selling similar products depends on its ability to secure and enforce trademark and other intellectual property rights. However, there is no guarantee that any trademark or other applications we have filed, or may in the future file will be approved, and even registrations that receive approval could subsequently be held invalid due to our conduct or challenges by third parties. Similarly, we could lose valuable trade secret rights if we fail to properly protect our confidential information. Even to the extent that our intellectual property rights are valid, enforcing those rights could involve costly legal processes that we may not be able to bring to a successful conclusion.

MY TRAIL OR ITS PRODUCTS COULD BE SUBJECT TO UNANTICIPATED REGULATIONS.

Although to management's knowledge the Company and its products are not currently subject to any material regulation, there could be existing regulations that management is not aware of, and new regulations affecting the Company's business or products could be adopted in the future. Any such regulations could be costly or impossible for the Company to comply with.

MY TRAIL COULD BE HELD TO VIOLATE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Although the Company is not aware of any third party rights that are infringed by our existing or contemplated business activities, we have not performed any freedom to operate analyses (other than standard trademark searches related to the "My Trail" mark), and there is no guarantee that we will not be sued for infringement by third parties or that we will not need to modify our brand or products to avoid infringement.

MY TRAIL'S SHAREHOLDER VOTING RIGHTS ARE CLOSELY HELD BY ONE FAMILY

Except as required by law, the Preferred Stock has no voting rights and all shareholder voting rights belong to holders of Common Stock. In addition, pursuant to the subscription agreement for the Preferred Stock, holders of Preferred Stock are required to vote their shares in favor of certain sale of the Company transactions and certain amendments to the Company's articles of incorporation, to the extent that such actions are approved by the board of directors and holders of Common Stock. Demetri and Kim Coupounas and a trust for the benefit of their children own 100% of the outstanding shares of Common Stock and consequently are able to elect all of the directors and generally control all aspects of the company's vision and strategy. Investors must rely on the Common Stock holders to elect qualified directors and otherwise make strategic decisions that will enable the Company to succeed.

THE OFFERING PRICE IS ARBITRARY.

The offering price of $5.00 per share is arbitrary and bears no relationship to any established value criteria (such as net tangible assets or a multiple of earnings per share) and accordingly should not be considered as an indication of the actual value of the Company.

WE MAY REVISE THE MANNER IN WHICH WE USE THE PROCEEDS OF THIS OFFERING.

Management will have significant flexibility in applying the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
Preferred-A	400000.0	139955.0	No	No
Common Stock	168000.0	168000.0	Yes	No
Other				No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	
Other Rights:	

Describe any other rights:

24. Describe the material terms of any indebtedness of the issuer:

My Trail Company, PBC currently has $98,886.80 on a line-of-credit in place with GemCap of Malibu, CA to finance product inventory. The line covers 50% of the landed-duty-paid (LDP) cost of inventory up to a maximum of $1,000,000. Since My Trail currently pays 50% up front for production to cover the costs of materials that go into its products, the line covers the balance of the cost of production, freight and duties.

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
6/2015	Colorado DPO	Priced Round	$510,100	General operations
9/2016	Regulation Crowdfunding	SAFE	$189,675	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

My Trail's founding family, Demetri & Kim Coupounas, and the Coupounas Children's Irrevocable Trust, funded start up operations in 2015 with investments totaling $168,000, of which $88,000 was cash and $80,000 were in kind assets - both intellectual and physical property and prepayment of various business expenses.

My Trail needed to raise $200,000 minimum in its Colorado Direct Public Offering (DPO) in order to be able to order 1st production of the core 11 products that would allow it to operate profitably selling only on a web site, and fund start up operations until that product arrived and sales commenced. The $200,000 minimum was reached on November 16, 2015. The first products ordered arrived and sales commenced in late May, 2016.

Upon reaching $300,000 raised, My Trail ordered its 4 best selling down insulated jackets, which arrived in mid-July 2016.

Having raised over $560,000 in its DPO as of May 3, 2017, My Trail has opened a combined Flagship Store, Distribution Center and Headquarters at 1418 Pearl Street, Boulder Colorado.

The DPO is still open and its proceeds will be combined with those from this raise to fund product line expansions.

My Trail raised $189,675 through a Regulation Crowdfunding round on the same terms as the current raise which closed September 2016.

As My Trail has ordered only the very best selling of the products once made by GoLite, and will sell them primarily direct-to-consumer, and because operating costs have been kept low, we expect to achieve strong margins and to be both profitable and cash flow positive in 2017, our 1st full year of sales.

My Trail has a line-of-credit in place with GemCap of Malibu, CA to finance delivery of bulk production. The line covers 50% of the landed-duty-paid (LDP) cost of inventory up to a maximum of $1,000,000. Since My Trail currently pays 50% up front for production to cover the costs of materials that go into its products, the line covers the balance of the cost of production.

My Trail can operate profitably and maintain liquidity without the proceeds of this offering.

Proceeds from this offering will allow My Trail to accelerate its growth. Amounts from the very first $50,000 raised on up to $300,000 raised will be put toward production of new styles for Fall 2017 and Spring 2018. Fall/Winter 2017 styles include 14 down insulated jackets, hooded jackets and vests in 3 distinct groups from light to lighter to lightest. Spring/Summer 2018 styles include enhanced offerings of pyramid shelters and light, lighter and lightest backpacks. Each of these groups will at least triple with the arrival of these Customer-requested products.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://mytrailco.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements & Tax Returns

Appendix D: Director & Officer Work History

- Anne Maleady
- Demetri Coupounas
- Geoff O'Keefe
- KIM COUPOUNAS
- Tom Vogl

Appendix E: Supporting Documents

- Financial_statements.pdf
- My_Trail_Annual_Report_to_Investors_2017.01.23.pdf



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INVEST IN MY TRAIL

Lightweight, durable clothing and equipment for everyday adventurers

58
investors

$70,620
raised of $50K-$300K goal

$1,000 min **INVEST**
by Wefunder Portal LLC

Priced Round

$5/share | **Preferred Stock** | **10%** dividend

Invest in My Trail at $5 per share of Preferred Stock which entitles you to an annual dividend of 10% (prorated for the year in which the shares are issued).

INVESTOR PERKS

$1,000+ All investors get a 20% discount off all products they purchase from My Trail Company, whether branded My Trail or not, at all times that they hold at least the minimum investment. This applies on top of any other promotion My Trail may be running.

> *We make a full line of lightweight outdoor essentials, including packs, shelters and clothing. Our gear is high-quality and affordable—we cut out the middleman and sell directly to our customers. We have the product designs and entire customer email list of GoLite, the $17.5M global leader in lightweight outdoor gear. In just 6 months since launch, we've opened a flagship store in Boulder, CO's busiest shopping district and are distributing with international partners in Japan and Germany.*



Demetri Coupounas
CEO, MY TRAIL

OUR AMBITION

Within 5 years, My Trail plans to be as big as GoLite was at its peak and profitable with higher margins and lower costs. We will grow methodically each year, adding more of our most popular products and opening small profitable stores in sync. To capture holiday sales, we just opened our first 1,300 sqft flagship store in the heart of Boulder, CO: the 29th Street Mall. By 2018, we hope to capture the outdoors capital of the world with a My Trail store in the 4 key Colorado Front Range cities.

KEY FACTS

- Raised over $750,000 from Colorado DPO and first Wefunder offering
- Opened flagship store: 1,300 sqft in the heart of Boulder, CO's 29th St shopping district
- Most popular down insulated apparel styles in stock
- Distributing with Japanese, German, Taiwanese and French sales partners
- Profitable in December 2016

DOCUMENTS

- Video Transcripts
- Pitch Deck
- Financial_statements.pdf

mytrailco.com

from Boulder CO

FASHION RETAIL ADVENTURE OUTDOORS PBC & B CORPS

THE BUZZ ABOUT MY TRAIL

Loved the company GoLite. Have the jam 70 which has held up fantastic. Looks like the new products are made of the same stellar materials. Was so sad a few years ago when I went to order their classic green peak tent only to find the company had went out of business. So happy their back! Now I get to save up again for the tent!

Jeremy C.

MyTrail's Facebook fan

Daily Camera

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December 19, 2016

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BizWest BOULDER VALLEY • NORTHERN COLORADO

GoLite founders raising up to $1.4M to revive product line with My Trail Co.

August 5, 2015

BOULDER - Demetri "Coup" Coupounas and his wife Kim, co-founders of now-defunct outdoor retailer GoLite, are resurrecting their old product line under the new brand My Trail Company, seeking between $500,000 and $1.4 million from investors in a

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TURN A 30LB OVERNIGHT LOAD INTO JUST 10LBS

We specialize in lightweight, durable outdoor gear and apparel for easier adventures.

Our mission is to make the lightest gear possible by starting with a clean slate and including only the details that matter. We make gear so light people forget they're carrying a load on their back so they can focus on enjoying the time they spend together, outside.









Since May, We've Already Launched Over 9 Product Lines

Our allstar line of tents, down jackets, and packs are selling in Colorado and beyond.

For the last 6 months, My Trail has mostly focused on online sales: developing, producing, and shipping high-quality gear to customers who are hardcore outdoor adventurers. These brand ambassadors have helped us spread our reputation for high-quality, minimalist gear by word-of-mouth.

60%

Gross Margin

*BEAT 55% MARGINS TARGET

18

New Apparel Styles

SCHEDULED FOR SPRING 2017

Meet Our Bestsellers

Our customers love us because we've crafted outdoor gear they can depend on with full confidence and no hassle.



The Chrome Umbrella

★ ★ ★ ★ ★

Great Umbrella!

"It is light, sturdy and gets the job done. I have given it as a gift many times(as both the go-lite and My Trail version). People love the quality and weight. It is one of my favorite, hiking -backpacking items."

- Karl L
Customer



The Backpack Light

★ ★ ★ ★ ★

Best Pack Ever On My Back

"I loaded it up with weight of a three day hike to try it out. I took it out for a 13 mile spin and it fits like a glove. Almost didn't notice it was on my back!"

- Steve V.
Customer



The Ultralight Tent

★ ★ ★ ★ ★

Couldn't Be More Happy With This Tent

"I love this tent. I've used it on about 5 backpacking trips now and I can't find anything I dislike about it. It packs down to a good size and it is super easy to pitch even in cold and windy conditions."

- Sam
Customer

We Just Opened Our First Flagship Store

It's a 1,300 sqft location in Boulder, CO the outdoors capital of the world.

The first My Trail store is located in Boulder's 29th Street shopping district in the heart of the city. The foot traffic is dense and the parking spots abundant. And for no extra cost, we've moved the entire My Trail HQ team to the brick-and-mortar, saving us time and money while bringing us closer to our customers.


MY TRAIL CO
CENTRAL BOULDER
TRANSIT VILLAGE AREA
Boulder
University of Colorado Boulder
Research Park
EAST BOULDER
Coors Events Center
Gerald Stazio Softball Fields
Twenty Ninth Street
Pearl St
Walnut St
Pearl Pkwy
Foothills Pkwy
28th St
30th St
55th St
Flatiron Pkwy
Central Ave
Pennsylvania Ave
Aurora Ave
Baseline Rd
Folsom St
Cherryvale Rd
Eisenhower Dr

We're Also Already Selling Abroad

You can find My Trail gear at outdoor retailers in Germany and Japan.

SAWS COMPANY LTD.
www.saws.co.jp

GREENLINE
Ultraleichte Ausrüstung

TREKKING LITE STORE

We've Been Moving Fast

In just the 6 months since launch, we've debuted hugely popular product lines and opened our first brick-and-mortar location. The next step is to prepare for product expansions come Spring and open 4 more stores through 2018.



My Trail LIVE

Mytrailco.com officially launches.

May 2016



Debut: Packs, Shelters, Accessories

Started selling first round of products online: packs, shelters and accessories.



Debut: Insulated Jackets

Started selling our popular down jackets and parkas.

July 2016

First International Shipment

Shipped first International Distributor orders to Japan and Germany.

August 2016

First Pre-Season Order

Took first preseason order from Japanese Distributor in October 2016 – ships January 2017.

October 2016

Ordered 18 New Apparel Styles

Ordered 18 new apparel styles to arrive March & April 2017 including storm shells and running and hiking tops and bottoms.

October 2016

60% Gross Margins

Achieved 60% margins 1st full quarter of selling – 5% over 55% budget.

Q3 2016

First Flagship Store Opens

Opened first brick-and-mortar in November 2016 at 29th Street Mall in Boulder—just in time for the holidays.

November 2016

New Expansion Lines

Planning pack, shelter and down product line expansions for 2017 with proceeds of this round.

2017



Second Location at Pearl Street Mall

Open doors at the other largest retail district in Boulder: Pearl Street.

Open 3 New Locations in Colorado

Planning to open up to 3 additional small stores throughout Colorado's Front Range cities through 2018 (Colorado Springs, Fort Collins, Denver).

2018

Watch Our Investor Presentation

We've raised $750,000+ from our Colorado DPO and first Wefunder offering.


Investor Presentation
Lt 70

Let's Build this Brand Together

Together we will build a company we are deeply proud of and we will have fun doing it.



Since June 2015, My Trail has been raising capital through a Direct Public Offer, restricted by securities regulation, to residents of, and organizations based in, Colorado. I thank all 160 and counting core Colorado Customers who have saw us through our first formative year by investing over $500,000 in My Trail. Thanks to them we have grown beyond an idea and are now an operating business, selling our first great products on mytrailco.com and in our holiday store.

As good as the last year has been we've experienced one major recurring disappointment. For every Colorado Customer who has invested, we have had to turn several Customers outside Colorado away. Nothing has been more disheartening than having to write and tell hundreds of people who want to help us build My Trail that they can't because of where they live.

But now, through Wefunder, I am thrilled to be able to raise capital from some of our best Customers throughout the United States and beyond. Together we will build a company that makes the best lightweight outdoor clothing and equipment available and prices it so that everyday adventurers can afford it. Together we will build a company that is as relentless in its cost control as it is in its product innovation and is as financially sustainable as it is environmentally responsible.

Excited for the journey together,

Demetri Coupounas

February 15, 2017

My Trail is happy to announce that we are the 1st ever Title III Crowdfunding Company to Send Dividends to our Investors.



FOUNDER



Demetri Coupounas

CEO

Founded $17 million outdoors company GoLite. Previously studied at Harvard and Princeton.

AND THE REST OF THE TEAM



Thomas Dangerfield
Chief Marketing Officer



Kale Klontz
Chief Operating Officer

RAISED $770,395 FROM 93+ INVESTORS

Michael L. Sides
I am a husband, father, and educator. Time outside and on the trail is my passion.

Ed Shonsey

Joshua Bornhorst
pathology professor

Jon Bruce

Libby Tomlinson

Mark Wollam

MORE INVESTORS

DETAILS

– COLLAPSE ALL

What are you building?

MyTrail is a new company that's starting with tremendous assets from GoLite, a company that was in the outdoors market space for 16 years. GoLite did a lot of things well and had a great following in 23 different countries selling people's favorite ultralight collection of outdoor gear: packs, shelters, sleeping bags, outerwear, mid layers, base layers and accessories. But GoLite isn't around anymore because it opened physical stores that were too large and too costly to operate, and added a large casual product line that was unprofitable.
With MyTrail, we're taking all of those wonderful Customers and products of GoLite and concentrating on only the best and most popular clothing and equipment. Essentially we're doing what was working and not doing what wasn't working. We're reclaiming the role of worldwide industry leader in lightweight outdoor gear.

What makes your brand different?

The heart and soul of MyTrail is making products that not only function well and are durable, but are also so light and compact that you can forget about the gear and remember why you went outside to begin with. The second central element that the outdoor industry hardly addresses is delivering that premium, lightweight equipment in as economical a way as possible.

We don't want our brand to be a badge worn at cocktail parties. We want our gear to be the lightest, most effective, and most affordable for the quality.

How do you achieve affordability for customers?

We sell directly to customers. By avoiding the traditional wholesale channel, we eliminate the extraneous expenses. And the savings we make from avoiding the middleman is passed onto customers.

The traditional wholesale model requires companies to make samples many months in advance that cost a lot to develop and produce. Companies also have to attend trade shows in other states and countries. A booth at a large trade show can cost as much as a house. And rep commissions cost a lot and wholesalers pass that cost on to the Customer also.

What kind of advantages does your business model give you?

By avoiding the wholesale channel we are making products that people actually like and want. There are no gatekeepers involved. We hear from Customers themselves what innovation they're craving, what makes sense for them. And we can make it for them.

Seeing the end customer enjoy our work is what we care about.

What makes your equipment special?

When people first walk into an outdoor store and look at the various equipment, apparel and accessories, the only cost they see is its price. They buy what they want, take it outdoors and use it. Then they realize that the most important cost isn't actually price, but the gear's weight, and secondarily its bulk. Those are the costs you pay not just once, but with every single step on every single trip. Heavy, overbuilt gear ruins your trip.

We concentrate on making the lightest gear possible by eliminating extraneous elements. Thoughtful design is lightweight and durable. Our mission is to make gear elegantly simple and so light users forget they're even carrying a load on their back and can focus on enjoying the outdoors.

What sets you apart from competitors?

First, our relentless focus on making our products as light and packable as possible while delivering supreme performance and solid durability. Second, our direct-to-consumer sales model that allows us to eliminate many traditional costs and deliver products affordably to Customers. Internally, we call this combination "great products at great prices" which is what virtually all Customers want. And we will deliver great products at great prices over a wide range of outdoor product categories from packs to tents to sleeping bags to technical outerwear, mid layers, base layers, and accessories which creates uncommon synergy and allows new Customers to transform their overnight loads from the typical 30+ pounds to less than 10.

What are the companies who are making competing products?

There are many companies in the Outdoor market. Most are small with narrow product lines. There are also a few larger brands that make products in all the categories My Trail will make products in. In the U.S., these include The North Face and REI. While there are other brands whose products are as high performance as My Trail's, and some that make products as sustainably as My Trail, none achieve the combination of light weight and low cost that My Trail does.

Tell us about the market.

The outdoor recreation market is worth $646 billion in the U.S. annually and the market specifically for outdoor clothing and equipment is $35 billion. Combined, leading international markets are even greater than these US figures.

Why dedicate the last 20 years of your career to this niche? ^

I want more people to go out and not only experience, but truly enjoy the outdoors. The way it is now, traveling outdoors can be a hassle and a buzzkill for ordinary folks. Lugging around heavy, overbuilt gear isn't fun. We want to take that experience and remove the burden. You should enjoy the outdoors, the relationships you make with others and the natural beauty all around you.
I've experienced the over-burdened trip. And I've also experienced the joy of going light and not noticing the load on my back at all. Everyone I know who has had that experience of going light goes out more often, enjoys it much more, and is refreshed and excited each time.

What are you selling right now? ^

We start selling our most popular packs, shelters and accessories in late May, and our most popular down jackets and parkas in July.

How are you tackling manufacturing? ^

The final cut-and-sew for our first products is concentrated at leading manufacturers in Vietnam and China. Historically, the products we're making have had plenty of inputs and cut-and-sew in the United States, Canada, Japan, Korea, Taiwan, France and other countries.

We are also working with a strategic partner based in New Jersey that has a global management footprint in outdoor production. They work with large customers including Under Armour, for which they were the first outside supplier. Using their suppliers, we've saved about 1% on equipment and about 10% on apparel costs while marginally improving product quality which was already very high. That cost savings allow us to have a healthier and stronger company while delivering terrific value to our Customers.

What do the margins look like on your products generally? ^

We go into a season with average starting margins in the 60% range, which is very high for our industry. Discounts to Investors, our team, and group purchases will reduce that by several points and we have modeled a 55% margin into our finances. We think we can beat that every season.

How do you plan to activate current customers and acquire new ones? ^

We start with over 15 Customers on our email list for every item we have produced for our 1st 6-month season, so our early focus is on serving current Customers by making the products they like most and letting them know when they arrive. Even in our 3rd year we plan to make fewer items than we have Customers to buy them. Our 1st 5 years our main focus on acquiring new Customers will be via word-of –mouth.

What lessons from GoLite are you bringing into MyTrail? ^

The biggest are (1) to make only the products that truly matter to our Customers, the technical apparel and equipment that sold best and was solidly profitable; and (2) to sell those core product groups online, and in small stores modeled on the smallest of GoLite's stores, which was the reliably profitable size. Others are detailed in our Investor Presentation video.

Tell us about the team and why you're the people to make this happen. ^

MyTrail is starting small with a very tight team. So far, there's Kale Klontz, our Chief Operating Officer. Kale's terrific at retail operations, hiring and management. And we've added Thomas Dangerfield as our Chief Marketing Officer. Thomas was actually one of our earliest investors so he brings his knowledge not only of how to build our brand as an expert, but as a user.

We have 4 great outside Directors on our board who have already added lots of value in sourcing, merchandising and strategy.

What are the big risks? What keeps you up at night?

We've worked hard to manage away most risk by making only our best selling and most profitable products, and selling them in only the universally profitable store formats: online, and small physical footprint (under 1200 square feet). Our focus is and will remain on excellent execution of this basic formula. By nature I don't sleep a lot anyway, so I wouldn't say that keeps me up at night, but that's what I work on at night.

Why allow your customers to invest in your business?

Any business benefits from having investors who truly care about it and understand it. They're the ones best positioned to point out both pitfalls to avoid and opportunities to seize. We've had over 125 Customers invest so far in Colorado and they've suggested great ideas, posed key questions, and provided contacts that have proven very useful. It's been a joy.

I look forward to experiencing that more and more as this base of Customers-turned-Investors expands beyond Colorado to the rest of the country.

ASK A QUESTION

Type your question here...

ASK QUESTION

Barnaby Zelman Nov 16

Don't know your reasons for the $1k minimum but I'm sure you guys could unlock tons of investment on this site if your minimum was lowered. Hope you'll consider.

Demetri Coupounas CEO FOUNDER Nov 17

Hi Barnaby,
Thank you for the question and suggestion. We carefully weighed many factors over a year ago in setting up a Direct Public Offering in Colorado, and later adding a WeFunder raise. We don't want to have more than 500 non-accredited Investors at any point since that could trigger more burdensome federal filings which raise our costs. Also, we wanted to offer a generous product purchase discount to all of our Investors - 20% off with no cap on purchase amount and being able to apply it on top of any other promotion at any time, when our products already average ~1/3 below competitors products is too good a deal for Investments under $1,000 and we don't want multiple classes of...

[+ READ MORE]

LIKE

David Scher Feb 2

Your answer regarding where the product is made is fairly unclear. Can you please clarify what percent of production is in what location? For example, 60% China, 15% Vietnam, etc.

Demetri Coupounas CEO FOUNDER Feb 2

Hi David,

Thank you for your question and your interest in My Trail. Percentages change each season with which products we're running and the sourcing decisions we make. Country of origin for the products we brought in last year were just under 60% Vietnam, just over 40% China, and about 1% Great Britain. All 3 numbers could change substantially by the end of this year, and we are in the process of sourcing some US made accessories. Please note that we both source, and sell, globally. We already have distribution in Japan, Taiwan, Germany and France, in addition to the US and Canada.

LIKE

MORE QUESTIONS

RISKS SPECIFIC TO MY TRAIL

1. MY TRAIL IS A NEW COMPANY WITH A SHORT OPERATING HISTORY

My Trail incorporated April 9, 2015 and its first products arrived in late May 2016. Therefore we have little direct operating history for an investor to evaluate. There is no assurance that we will ever produce a profit. As a new enterprise, we may be subject to risks our management has not anticipated. It is possible that the proceeds from this offering may not be sufficient for us to continue to finance our operations.

2. MY TRAIL MAY FAIL FOR THE SAME OR SIMILAR REASONS THAT GOLITE FAILED

My Trail's founders previously... **READ MORE**

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

My Trail is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$1,000 min

INVEST

Can I change my mind and get a refund?

How do I earn a return?

How is Wefunder compensated?

How do convertible notes work?

Have another question?



Anne Maleady

Senior executive in Retail Industry, Non-Profit Trustee and Leader

Greater Boston Area | Retail

Current: East Coast Greenway Alliance, ACA American Canoe Association, Kayak Power
Previous: REI Recreational Equipment Inc, Eastern Mountain Sports
Education: University of Massachusetts Boston

Send Anne InMail

450 connections

https://www.linkedin.com/in/annemaleady

Background

Summary

Being outside is a critical part of my life. Wind, rain, snow. Bicycle, boat, boots. Fresh air, dirt, stars. It's all good. I draw my energy from the outdoors and have made it a focus to share my joy with others. Years of service in non-profits has given me a keen appreciation for how difficult it has become for many to enjoy their surroundings.

Years of work in the outdoor business world has taught me that the opportunities to bring people to the outdoors are endless and challenging. Taking people out for their first ever hike in the woods is an eyeopener. To see their initial trepidation turn to nervous anticipation then to excitement and enthusiasm is to watch someone openly embrace change and opportunity. To place someone with physical challenges in a boat and watch them relax and float into a new place mentally and physically is to open doors.

There is a place in the outdoors for everyone. Helping others find their place is what drives me.

I am a senior executive with proven business and non-profit leadership in the outdoor industry. Experienced in leading multi unit, multi market teams in nationally strategic markets. Collaborative leader able to build award winning teams that produce strong results. Leader of initiatives targeting diversity, engagement, public relations. Proven skills in identifying, recruiting, and promoting talented leaders. Solution oriented, results driven leader. Skilled in creating and rolling out multi year strategic plans.

Experience

Trustee
East Coast Greenway Alliance
2006 – Present (10 years) | Raleigh-Durham, North Carolina Area

Trustee at the ECGA. The East Coast Greenway is a 3000 mile transportation corridor for pedestrians, cyclists, and other users of greenways. This developing trail system links the major urban areas on the eastern seaboard from Calais Maine to Key West Florida. The route is fully mapped and is currently 33% off road and ADA accessible.

Board of Directors, current President
ACA American Canoe Association
2005 – Present (11 years) | Fredericksburg Virginia

Established 1880, the ACA is the oldest member based, national nonprofit organization serving the paddling public through safety, education, conservation, competition, stewardship. The ACA is currently supporting the Worldwide Voyage of the Hokule'a a replica of a traditional Polynesian voyaging canoe.

Senior Consultant
Kayak Power
2000 – Present (16 years)

Retail Director
REI Recreational Equipment Inc
1991 – 2012 (21 years) | Northeast, SoCal-AZ

Multi store director in charge of retail expansion: researching store locations, staffing, setting financial objectives, maximizing store operations, oversee ing marketing, and ensure professional customer interactions.

1 recommendation

Joseph Hopkins
Sales Representative at Breakthru Beverage Group

Anne is an innovative business leader who motivates everyone around her to achieve success. Her vast wealth of knowledge and expertise in the outdoor industry is extremely valuable and generously shared with those she works with. Some of the most... View ↓

District Manager
Eastern Mountain Sports
1979 – 1991 (12 years) | Northeast, Colorado

Retail Director leading in stores in 7 states in Northeast, Rockies, Midwest. Delivered financial results, hired and trained leaders, established new stores and markets

Skills

Top Skills

63	Leadership
59	Retail
41	Merchandising
33	Strategic Planning
30	Store Management
24	Visual Merchandising
24	Management
23	Strategy
18	Team Building
16	Inventory Management

Anne also knows about...

15	Multi-channel Retail
12	Customer Service
12	Marketing
10	Sales
10	Event Planning
10	Nonprofits
8	Retail Sales
8	Budgets
8	Profit
7	Apparel
7	Sales Management
6	Loss Prevention
6	Public Speaking
6	Driving Results
5	Recruiting

See 25+ >

Volunteer Experience & Causes

President
ACA American Canoe Association
2005 – Present (11 years) | Education

The American Canoe Association (ACA) is a member based, national nonprofit organization serving the broader paddling public by providing education related to all aspects of paddling; stewardship support to help protect paddling environments; and sanctioning of programs and events to promote paddlesport competition and recreation

Trustee
East Coast Greenway Allaince
2006 – Present (10 years) | Environment

The East Coast Greenway is a developing trail system, spanning nearly 3,000 miles as it winds its way between Canada and Key West, linking all the major cities of the eastern seaboard. Over 28 percent of the route is already on safe, traffic-free paths.

Causes Anne cares about:

- Education
- Environment

Organizations Anne supports:

- American Canoe Association
- East Coast Greenway Alliance
- Outdoor Industry Association

Education

University of Massachusetts Boston
Bachelor of Arts (B.A.), History, Anthropology

Additional Info

- **Interests**

Hiking Cycling Paddling Baking

Recommendations

Given (3)

Rhonda Krafchin
Outreach Specialist

"Rhonda was an integral part of building the REI brand in the Washington DC area. She managed a community outreach program, administered grants, and built relationships with non-profits and government agencies. She was the driving force behind the establishment of the HERA Climb 4 Life program as a successful community based fundraising campaign. Rhonda creates success... **more**

February 12, 2015, Anne managed Rhonda indirectly at Recreational Equipment Inc.

Richard Meade
Market (Financial) Planner

"While a Retail Director at REI, I worked with Rick for 10 years. For two years we collaborated closely as he led sales and inventory planning for my 13 Northeast district stores during a period of rapid growth. Rick was always thorough and specific in helping our district align with company strategy. He was at his best in creating collaborative relationships with Store... **more**

April 14, 2014, Anne worked with Richard at REI

Joseph Hopkins
Manager

"Working wiht Joe was a pleasure. I found him always willing to learn and to ask good, sometimes tough questions. He is able to translate his personal learning and train his staff effectively.

Joe is very skilled at providing customers with excellent service. He is a strong trainer and teaches his staff to handle their myriad duties while keeping the customer first. He... **more**

June 3, 2013, Anne managed Joseph indirectly at REI

Groups

Group	Members	
Bicycle Industry Group	16,670 members	+ Join
Outdoor Sporting Go...	19,406 members	+ Join
Outdoor Retail Indus...	16,113 members	+ Join
East Coast Greenwa...	180 members	+ Join
RETAIL EXECS NET...	131,131 members	+ Join
District Managers an...	34,193 members	+ Join
New England Bike-W...	114 members	+ Join



Demetri Coupounas

President at My Trail Company

Boulder, Colorado | Retail

Previous GoLite, The Concord Coalition

Education Harvard University, John F. Kennedy School of Government

Send Demetri InMail

389 connections

https://www.linkedin.com/in/demetri-coupounas-a54203bb

Background

Experience

President
My Trail Company

President
GoLite
1998 – 2015 (17 years) | Boulder, CO

Policy Director
The Concord Coalition
1995 – 1997 (2 years) | Washington, DC

Education

Harvard University, John F. Kennedy School of Government
Master's Degree, Public Policy
1992 – 1994

Harvard Business School
Master of Business Administration (M.B.A.)
1991 – 1994

Princeton University
Bachelor's Degree, Politics
1984 – 1988

Skills

Top Skills

- 10 Strategic Planning
- 7 Marketing
- 6 Sales
- 6 Management
- 6 Marketing Strategy
- 5 Leadership
- 5 Team Building
- 4 Sales Management
- 3 Customer Service
- 3 Retail

Demetri also knows about...

- 3 Social Media
- 2 Product Development
- 2 Brand Development
- 1 Microsoft Office



Geoff O'Keeffe

Co-founder and Partner at New Normal Consulting, LLC

Boulder, Colorado | Publishing

Current	New Normal Consulting, LLC, O'Keeffe Woodworks
Previous	American Recreation Products, SBW Division, American Recreation Products, Mountainsmith
Education	University of California Santa Barbara

https://www.linkedin.com/in/geoff-o-keeffe-9bab9a77

Background

Summary

Self Summary: Highly flawed human being who has not learned to give up yet. My objective is to leave things better than I found them and enjoy myself doing so.

I plan to lead a group of talented, energetic and creative individuals, in a start-up, turnaround or high growth company, from The Big Chair.

Of Dinosaurs and Department Stores

Experience

Co-founder and Partner

New Normal Consulting, LLC

November 2013 – Present (3 years 1 month) | USA

Supporting independent specialty brands, retailers and the associations that surround them to compete and thrive in a constantly changing marketplace.

Culture eats strategy for lunch

A view on leadership with Ted Manning, CEO…

Publisher, Editor, Founder
O'Keeffe Woodworks

March 2003 – Present (13 years 9 months) | Everywhere

Word Press site for photography, fiction, poetry, social comment, reviews and other written musings.



North of the Caribbean

VP Supply Chain
American Recreation Products

April 2009 – June 2015 (6 years 3 months)

Planning, inventory management, sourcing, purchasing,quality control, vendor relations, logistics, distribution, fulfillment.

President
SBW Division, American Recreation Products

April 2007 – April 2009 (2 years 1 month) | St. Louis, Missouri and Boulder, Colorado

Created brand grouping (Slumberjack, Browning and Wenger). relocated operations from St. Louis to Boulder. Recruited team. Secured and built out offices. redesigned Wenger line to compete in specialty market.

President
Mountainsmith

July 2005 – April 2007 (1 year 10 months)

General management and leadership of the company

President
105 Meridien

July 2005 – April 2007 (1 year 10 months) | Golden, Colorado

Led OEM branch of company, with clients such as REI, Harley Davidson, Hilton Hotels, Duluth Trading, etc.

President
Lowe Alpine Systems, USA

March 2001 – March 2005 (4 years 1 month)

General management and leadership of the company. Liaison within the global executive team in Europe.

VP Merchandising
PlanetOutdoors.com

September 1999 – March 2001 (1 year 7 months) | Boulder, Colorado

Secured brands, managed OTB and purchases, neogitated distribution at a time when dot.com was new and brands were skittish about selling to pure plays.

Business Manager, Retail
Patagonia
October 1997 – September 1999 (2 years) | USA

Managed 20+ retail locations' business affairs, from budgeting to P&L to inventory flow, POS and customer traffic. Led evaluation of Hamburg retail location.

SVP
Adventure-16, Inc.
October 1983 – October 1997 (14 years 1 month) | Southern California

Managed store operations, merchandising, wholesale operations, manufacturing. Sat on Executive Management Committee.

1 recommendation



Rustin Holec
Artist/Owner at Creartive Xpressions

During the period when I reported directly to Geoff, I was working as an Assistant Buyer and Customer Service Rep with Adventure 16. At a time when I was uncertain about where my career path was heading, Geoff recognized that I was struggling with... View↓

VP, board member
Black Ice Inc
May 1978 – January 1981 (2 years 9 months)

Higher end specialty outdoor gear and apparel start-up.

Volunteer Experience & Causes

Mentor
University of Colorado Leeds School of Business
Education

Mentor for students in the business school for the 2014/2015 and 2015/2016 school years.

Opportunities Geoff is looking for:

- Joining a nonprofit board
- Skills-based volunteering (pro bono consulting)

Causes Geoff cares about:

- Arts and Culture
- Civil Rights and Social Action
- Education
- Environment
- Human Rights
- Poverty Alleviation

Organizations Geoff supports:

- SEVA, Medecins sans Frontieres, ACLU, Amnesty, OXFAM, Human Rights Watch, Planned Parenthood, NRDC,
- Buddhist Peace Fellowship

Courses

University of California Santa Barbara

- Theoria & Praxis in Politics, taught by Rhagavan Iyer, Pico's dad. Brilliant

Western Washnington State University

- History of Modern Ireland, taught by Giovanni Costigan. SRO with applause.

Organizations

Outdoor Industry Association (ORCA)
Board Member
1995 – 1999

Conservation Alliance
Board Member
2001 – 2005

Paradox Sports
Board Member
2009 – 2011

ROI (Grassroots Outdoor Alliance)
Founding member
1990 – 1997

The Conservation Alliance
Board Member- Kelty's permanent founder's seat.
March 2014 – May 2015

My Trail Co.
Founding board member
Starting April 2015

Projects

www.okeeffewoodworks.com
Starting 1999

Blog site for personal writing and photography.

Languages

English
Native or bilingual proficiency

Mandarin Chinese
Elementary proficiency

French
Limited working proficiency

Skills

Top Skills

- 87 Retail
- 75 Merchandising
- 64 Inventory Management
- 57 Product Development
- 49 Strategic Planning
- 40 Sourcing
- 23 Supply Chain
- 21 Strategy
- 19 Team Leadership
- 18 Forecasting

Geoff also knows about...

- 17 Global Sourcing
- 16 P&L Management
- 15 Purchasing
- 14 Budgets
- 13 Cross-functional Team...
- 13 Executive Management
- 12 Manufacturing
- 12 Competitive Analysis
- 11 Manufacturing Operations
- 8 P&L
- 7 Project Planning
- 5 Sales Operations
- 4 Inspiring Leadership
- 3 Mentoring
- 3 Supply Chain Management

See 5+ >

Education

University of California Santa Barbara
Religious Studies
1974 – 1975

Surf and flirt.

Activities and Societies: The Thomas Merton Center for the Study of Nonviolent Institutions

▸ 1 course

Western Washnington State University
Political Science
1972 – 1973

Campaigned for McGovern

Activities and Societies: the George McGovern Campaign

▸ 1 course

Washington State University
Psychology
1971 – 1972

Shut down the university in protest over the Vietnam war

Activities and Societies: Students For A Democratic Society New Mobilization To End The War in Vietnam

Additional Info

- **Interests**

Writing, photography, music, travel, food & wine, history, current social issues, cycling.

- **Personal Details**

Birthday January 2

- **Advice for Contacting Geoff**

Personal email: okeeffewoodworks@gmail.com
Business email: geoff@newnormalconsulting.com
Mobile: 720.340.9530
www.newnormalconsulting.com
www.okeeffewoodworks.com

Publications

http://newnormalconsulting.com/blog/a-view-on-leadership-with-ted-manning-ceo-of-ibex/

Recommendations

Received (1) Given (9)

SVP
Adventure-16, Inc.



Rustin Holec
Artist/Owner at Creartive Xpressions

"During the period when I reported directly to Geoff, I was working as an Assistant Buyer and Customer Service Rep with Adventure 16. At a time when I was uncertain about where my career path was heading, Geoff recognized that I was struggling with how deep I wanted to settle my roots or whether I should seek new soil. He sat me down and made me feel I still had an untapped... **more**

November 11, 2013, Rustin reported to Geoff at Adventure-16, Inc.

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Kim Riether Coupounas

values-centered leader, strategist, change agent, entrepreneur

Greater Denver Area | Executive Office

Current	B Lab, My Trail Company
Previous	GoLite, LLC, Up with People, The Parthenon Group
Education	Harvard Business School

Send Kim InMail

500+ connections

https://www.linkedin.com/in/kimcoupounas

Contact Info

Background

Summary

I am a passionate, positive leader and senior executive who loves to inspire teams to challenge the status quo and achieve great things together. My career has been centered on building and leading companies and organizations that strive to achieve what most people believe impossible. I am a systems thinker by nature and pour myself "all in" to efforts that directly seek to make the world a better place, whether getting people outdoors, helping companies choose to be better for their communities and the environment, shaping the future of sustainable business practice, preserving and protecting the environment, or lifting the human spirit through service and song. I thrive in complex environments and love finding and making connections between people and organizations to empower game-changing collaborations and to achieve common purpose.

My professional expertise is in consumer products, corporate strategy, executive leadership and management, board leadership, driving cultural change, finance, corporate responsibility (full-spectrum strategy, tactics and reporting), branding, marketing strategy, policy and government affairs, start-ups, turn-arounds, corporate restructuring, business development, fundraising, new customer acquisition, channel strategy and transformation, project management, and research.

I have extensive board service experience with multiple board chair, exec committee and committee chair positions.

I have extensive, global public speaking experience focused on leadership, entrepreneurship, the outdoors, and sustainability.

Personally, I love adventure, travel, and exploring the outdoors – whether trail running, hiking, surfing, skiing, or mountaineering. My husband and I have climbed many of the world's most beautiful mountains together including the highest mountain or molehill in each of the fifty United States and 4 of the Seven Summits. I have also spent most of my life practicing several styles of martial arts and singing.

Experience

Director, B Lab
B Lab
January 2014 – Present (2 years 11 months) | Colorado

Leading a collaborative effort to make the state of Colorado the leader in responsible business practice and the shining example of the impact economy. Growing and engaging the Colorado Certified B Corporation community and the larger Colorado business community to measure and improve their impacts on workers, communities, and the environment. Partnering with a wide range of companies, organizations, business associations, incubators/accelerators, universities, and foundations to achieve mission with the intent of building a regional multi-stakeholder effort that can be replicated.

About B Lab (www.bcorporation.net)
B Lab is the non-profit organization that certifies and supports B Corporations in service of its mission to build a global movement of companies using business as a force for good. There are over 1800 Certified B Corporations around the world from over 130 industries and 40 countries, including over 80 in Colorado, all of whom meet the most rigorous global standards of social and environmental performance, transparency, and accountability.

Investor/Advisor
My Trail Company
2015 – Present (1 year) | Colorado

Inspired by the trails that beckon us to come play outdoors, My Trail designs and brings to market high performance, lightweight outdoor products that are responsibly made and delivered affordably direct to consumers. My Trail is raising seed capital through a national equity raise through Wefunder.com and a Colorado Direct Public Offering. It is incorporated as a Colorado Public Benefit Corporation.

Co-Founder, Chief Executive Officer, Chief Sustainability Officer
GoLite, LLC
1998 – 2014 (16 years) | Boulder, CO

Co-founded company in 1998. GoLite was a global manufacturer of innovative and responsibly-made apparel and equipment designed for the outdoors. During its 16 year run, GoLite was a market disruptor and innovator that fundamentally shifted the outdoor industry in terms of channel distribution, technical performance, and sustainable business practice. GoLite products were available in 23 countries and in over 20 wholly-owned stores in the United States.

Chief Executive Officer 2000 – 2007. Responsible for the strategic, operational, marketing/branding, legal, and financial direction of the company. Founded company, named and developed brand, established mission and core values and helped grow company from nothing to distribution on six continents and a brand that fundamentally changed an industry.

Chief Sustainability Officer 2008 - 2013. Responsible for driving the company's strategy and execution on its path to sustainability, leading cultural change, developing and instituting corporate policies, and communicating company values and actions to key stakeholders. In 2008, GoLite became one of the first Certified B Corporations in the world - and the first outdoor brand. In 2010, GoLite became one of a handful of global brands globally to release a sustainability report rated at the A+ verification level by the Global Reporting Initiative.


Boulder
The Joy of less | Kim Coupounas | TEDxBoul...

Vice President & Chief Operating Officer
Up with People
July 1998 – August 2000 (2 years 2 months) | Broomfield, CO / Tokyo, Japan / Brussels, Belgium

Up with People is an international not-for-profit, non-religious, non-political youth leadership and international exchange program founded in 1965. Led operations for this $30 million business, including five, 140-member traveling groups ("casts") and staff of over 300 in 10 offices worldwide. Directed financial and strategic planning, human resources, operations, transportation, admissions, sales, marketing, legal, accounting, and information systems. Substantial public speaking, board reporting and management.

Principal
The Parthenon Group
June 1994 – April 1998 (3 years 11 months) | Boston, MA

Parthenon is a strategy consulting and principal investing firm. Significantly enhanced profits and operational efficiencies of client companies. Advised national Internet Service Provider on profit improvement, new markets, potential acquisition targets. Developed turnaround strategy for international consumer products company. Advised international business magazine on brand extension and new business opportunities. Led case team in design and national roll-out of merchandising best practices for global consumer products company. Designed financial and market positioning strategy for experimental business unit of major NYC publishing house.

Chief Operating Officer
Shackleton Schools Inc
1996 – 1997 (1 year) | Boston, MA

Co-launched and directed operations, financial planning, human resources, legal, long-term strategic planning and execution for this cutting-edge experiential private high school, then in start-up mode. Prepared school for the first class of students, established safety and organizational policies and protocols, procured all expeditionary and distance-learning equipment, and designed a robust office/field communications system.

Research Associate
EdisonLearning
1993 – 1993 (less than a year) | Washington, DC

Served as summer research associate at The Edison Project, now EdisonLearning, this for-profit education management organization founded in 1992 by Chris Whittle that was the driving force behind the early charter school and education reform movements. Aided in design of initial financial and marketing strategies for securing public/private partnerships with US public schools (now standard practice for Edison). Co-developing partnerships and charter school establishment.

Financial Analyst
Goldman Sachs & Co.
August 1990 – August 1992 (2 years 1 month) | New York, NY

Asset Management Division, 1991-1992: Designed, maintained, and standardized division-wide marketing materials and assisted portfolio managers in research and new product development.

Investment Banking - Global Finance Division, 1990-1991: Solicited international airlines for private aircraft leveraged lease financings, preparing technical analyses and proposals.

Honors & Awards

Additional Honors & Awards

2016 Growth Innovation & Leadership Award (Frost & Sullivan)
2014 Women Who Light the Community, Boulder Chamber
2014 Women Making Waves: Top Female Entrepreneurs, Boulder Lifestyle Magazine, April 2014
2014 "The Outside Innovators of 2014" - recognized by Outside Magazine as one of a group of risk takers and mavericks who "rattled the outdoor world" in 2013.
2013 B Corp Collective Action Award
2013 B Corp Building Collection Voice Award
2012 B Corp Champion Award
2010 SNEWS Top 10 Power Players of the Outdoor Industry
2007 Esprit Award for Entrepreneurship
2006 Outdoor Industry Pioneering Woman Award
2003 Athena Award for Leadership
2003 Boulder County Business Report IQ Award for Innovation
2002 SportsEdge Magazine's 25 Leaders to Watch, 2002 Denver Business Journal's Outstanding Woman in Business
2002 Denver Business Journal Family Business Award
2001 Boulder County Business Report IQ Award for Innovation
2000 Sterling High School Hall of Fame

Volunteer Experience & Causes

Alumni Board of Directors
Harvard Business School
2013 – June 2016 (3 years) | Education

Served on volunteer board focused on advancing the interests of Harvard Business School and its alumni worldwide.

Board of Directors
Alliance for Sustainable Colorado
2014 – 2016 (2 years) | Environment

The Alliance for Sustainable Colorado is driving a new sustainable paradigm for Colorado, one based on quality of life now and for the future. It promotes a Colorado that values environmental, economic and social well-being equally. The Alliance provides the connective links among organizations working on policies and practices of sustainability — making the collective efforts of nonprofit,... **more**

Leeds School of Business, CESR External Advisory Board
University of Colorado
2014 – 2016 (2 years) | Environment

Center for Education on Social Responsibility (CESR) develops innovative courses and programs that immerse students in business ethics issues, promotes the discussion of values and the role of business in society throughout the curriculum, and prepares future leaders to confront the social, environmental and economic challenges faced by modern business. Provided oversight, guidance and support to... **more**

Founding Board Member & Executive Committee
Active Boulder (www.activeboulder.org)
2005 – Present (11 years)

Active Boulder is an industry cluster association that promotes the growth and success of outdoor, fitness, and recreations companies + organizations in Boulder County through community, advocacy, and service. Founded in 2005 and recently reformed, Active Boulder provides support by advocating for industry causes, creating platforms for networking, and supporting volunteer service opportunities... **more**

Steering Committee, Colorado Impact Initiative, Impact Finance Center
University of Denver
2015 – 2016 (1 year)

The Colorado Impact Initiative is a 3-year effort designed to elevate and accelerate impact investing in Colorado, specifically to catalyze the flow of $100 million in investment capital into Colorado-based ventures that deliver positive impact to the state's communities, economy and natural environment. The flagship event, Colorado Impact Days 2016 was the first multi-track competition devoted... **more**

Board of Directors, Chairman of the Board
Outdoor Industry Association
2000 – 2008 (8 years)

Outdoor Industry Association (OIA) is the trade association that represents the $646 Billion active outdoor recreation industry. Kim served as a board member from 2000 to 2008 and Chairman of the Board from 2005 to 2007. During her term and under her guidance, the association established the OIA Eco Working Group, now called the Sustainability Working Group (OIA SWG), a collaboration of over 200... **more**

Founding Board Member & Board Chair, OIA Political Action Committee (OIAPAC)
Outdoor Industry Association
2008 – 2012 (4 years) | Politics

OIAPAC is the voluntary, non-partisan political action committee of Outdoor Industry Association. As the only national trade association representing the complete spectrum of manufacturers, suppliers, distributors, retailers and media of the active outdoor recreation industry, OIAPAC represents the diversity of interests, activities and companies within the outdoor industry. Formed in 2008, OIAPAC... **more**

OIA Sustainability Working Group (OIA SWG) - Voting Member, Executive Committee, Advisory Council
Outdoor Industry Association
2006 – 2013 (7 years) | Environment

While serving at Board Chair of the Outdoor Industry Association, helped launch this ground-breaking collaboration of over 200 outdoor and apparel industry companies that has created the OIA Eco Index, now called the Higg Index, a tool that enables apparel and gear manufacturers to quantify sustainability practices throughout the supply chain, allowing them to identify areas for improvement and... **more**

Colorado Brand Council Member, Making Colorado / brandColorado
State of Colorado
2013 – 2014 (1 year)

Invited by Colorado Governor John W. Hickenlooper to serve on voluntary council of Colorado leaders providing input and feedback in the development of a full-spectrum brand identity for the State of Colorado. www.makingcolorado.gov and www.brandcolorado.gov

Event Co-Chair
Rock the Trails!
2013 | Disaster and Humanitarian Relief

Co-organized "Rock the Trails!", an exclusive concert by The String Cheese Incident at historic eTown Hall to benefit flood relief efforts. Recognizing the need for funds and volunteers to support the rebuilding of Colorado trail systems and other outdoor recreation areas damaged by the September 2013 floods, the event raised over $100,000 in less than two weeks and established The Fund to Restore... **more**

Princeton Women in Leadership Advisory Council
Princeton University
2007 – 2009 (2 years) | Education

Served on Advisory Council of Princeton Women in Leadership (WIL), a university initiative that strives to increase leadership and volunteer service among alumnae of Princeton University and to inspire the next generation of women philanthropists.

Outdoor Industry Advisory Council, Change Agent in Residence (CAIR)
Pinchot
2007 – 2010 (3 years) | Education

Formerly Bainbridge Graduate Institute. Aided university administration and faculty in the development of this MBA concentration. Served as "Change Agent in Residence"and lectured on the outdoor industry, entrepreneurship, and sustainability to MBA candidates.

Board of Trustees, Outward Bound West (Colorado & Pacific Crest Outward Bound Schools
Outward Bound USA
2001 – 2006 (5 years) | Education

Board Member, Executive Committee, Board Treasurer
The WISH List (Women in the Senate & House) PAC
2000 – 2005 (5 years) | Politics

Served with distinguished group of national women leaders to oversee this national Political Action Committee (PAC) to identify, train, support, raise money for, and elect more women leaders to high public office.

Board of Directors
Peak Association of the Arts
2000 – 2003 (3 years) | Arts and Culture

Contributed strategic and ficuciary support and governance to Peak Association of the Arts (PeakArts), an arts alliance that combined The Boulder Philharmonic Orchestra, The Boulder Ballet, and the Boulder Arts Academy. Director Emeritus of the Boulder Philharmonic Orchestra, 2003 -present.

Advisory Council
Emerging Women
2014 – 2015 (1 year) | Education

Emerging Women is a highly engaged, membership-based, global women's networking platform that delivers personal growth, business and leadership development, and collective support for emerging and established women leaders.

Advisor / Mentor
Blackstone Entrepreneurs Network Colorado
2014 – Present (2 years) | Economic Empowerment

http://www.blackstoneentrepreneursnetwork.org

Advisor / Mentor
Boomtown Accelerator
2014 – Present (2 years) | Economic Empowerment

Advisor / Mentor
Fort Collins Startup Week
2014 – Present (2 years) | Economic Empowerment

Master Course Teacher
Watson University
2014 – Present (2 years) | Education

Watson is a new model of higher education for student innovators, leaders and entrepreneurs aged 18-23 that includes short master courses from the world's foremost leaders, entrepreneurs, and thinkers; intensive mentorship; and training in the entrepreneurial skills of empathy, creativity, resilience, grit, bootstrapping, team building and fundraising.

Advisory Team

adVenturesAcademy

January 2016 – Present (11 months) | Economic Empowerment

adVenturesAcademy is a highly-specialized, unique growth program that brings together leading values-aligned investors and entrepreneurs through adventure to deepen relationships in a meaningful way while strengthening and building resiliency in these leaders dedicated to building businesses that create a better world.

Advisory Board

At the Epicenter

2016 – Present (less than a year)

At the Epicenter educates, inspires and mobilizes business leaders, entrepreneurs, consumers and eco-advocates to take action, make a difference, and influence others to make positive change through the power of business by offering informative, entertaining live events, video interviews, blog posts and partnering with other impact-oriented organizations.

Causes Kim cares about:

- Arts and Culture
- Civil Rights and Social Action
- Disaster and Humanitarian Relief
- Economic Empowerment
- Education
- Environment
- Health
- Human Rights
- Politics

Skills

Top Skills

- 99+ Entrepreneurship
- 99+ Strategic Planning
- 99+ Strategy
- 99+ Leadership
- 79 Start-ups
- 58 Marketing
- 55 Marketing Strategy
- 53 Public Speaking
- 46 Management
- 39 Nonprofits

Kim also knows about...

- 34 Business Development
- 32 Business Strategy
- 31 Fundraising
- 23 Management Consulting
- 20 Sustainability
- 19 Mergers & Acquisitions
- 16 Social Media
- 16 Marketing Communications
- 14 Business Planning
- 12 Organizational...
- 11 Program Management
- 11 Retail
- 10 Corporate Social...
- 9 Public Relations
- 9 Strategic Communications

See 25+ ›

Education

Harvard Business School
MBA, Business Administration
1992 – 1995

Harvard University, John F. Kennedy School of Government
MPA, Public Administration
1992 – 1995

University of Oxford
Pembroke College, Philosophical Theology
1989 – 1990

Activities and Societies: Rotary Foundation Graduate Fellow

Princeton University
AB Cum Laude, Philosophy
1985 – 1989

Sterling High School
H.S. Diploma
1981 – 1985

Yellin Middle School
1979 – 1981

Languages

English
Native or bilingual proficiency

French
Professional working proficiency

Additional Info

- **Personal Details**

Birthday October 26

Recommendations

Given (17)



Jazmine Polite
Marketing Manager I Assistant Brand Manager

"Jazmine is a passionate, experienced, hard-working marketing, branding and PR professional whom I've had the pleasure of working with this past year. She is a delight to work with, smart, knowledgeable, and a true team player and collaborator. She can see and build towards the "the big picture" but is also not afraid to roll up her sleeves. If I were building or growing a... **more**

June 18, 2015, Kim was with another company when working with Jazmine at Teatulia Organic Teas



Josh Rippe
Systems Administrator

"Josh is an extremely professional, knowledgeable, attentive, and detail-oriented systems administrator. His friendly personality, patience, and calm demeanor made him especially enjoyable to work with. In my experience with him at GoLite, he always treats his colleagues with great respect and consistently delivers the highest quality work.

May 5, 2014, Kim managed Josh indirectly at GoLite



Ted Ning
Principal

"Ted Ning is a shining light in the global business community. The passion and vision he demonstrates daily for a more just, compassionate, responsible capitalist system is extraordinary. He has built one of the world's most compelling, thought-provoking, and successful platforms in existence for the promotion of "LOHAS" -- or lifestyles of health and sustainability –... **more**

December 30, 2013, Kim was with another company when working with Ted at LOHAS



Helen Stewart
President

"I would recommend Helen Stewart and HMS Premier Events without hesitation to any person or organization seeking a world-class event planner. Helen has the skills, knowledge, relationships, professionalism, resourcefulness, and attention to detail to create and manage a superb corporate or social event. I hired HMS Premier Events for the "Rock the Trails!" concert and... **more**

November 21, 2013, Kim was Helen's client



Jo Stone
Chief Financial Officer/Chief Operating Officer

"Jo is an extremely dedicated, hard-working, knowledgeable, smart, thoughtful, and committed financial and operations professional.

June 21, 2011, Kim managed Jo at GoLite, LLC

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Tom Vogl

Chief Executive Officer at The Mountaineers

Greater Seattle Area | Nonprofit Organization Management

Previous Ominto, Inc., THV Solutions, Barn2Door
Education Harvard Business School

Send Tom InMail

500+ connections

https://www.linkedin.com/in/thvogl

Contact Info

Background

Summary

Throughout my career I've been drawn to organization looking to materially change the game for the benefit of its customers or members. For example, Dell changed the game in the 90's with its build-to-order model that delivered cutting-edge technology and fantastic service to customers while saving them a boatload of money. REI was founded as a cooperative to directly import ice axes from Europe because mountaineers here in the northwest had a difficult time getting good quality gear at a fair price. Redfin's mission to reinvent real estate is challenging the way that homes have always been bought and sold by truly being on the customers' side.

The Mountaineers has been a global leader in outdoor education since 1906. Our mission is focused on enriching people's lives by connecting them with the wild lands and waters of the Pacific Northwest and beyond. The first American to climb Mt Everest was a Mountaineer. The first people to place a boot on Mt Olympus and a ski on Mt Rainier were Mountaineers. I'm thrilled to be at the helm of this amazing organization.

Over my career I've developed functional specialty in ecommerce and marketing but I am also a strong generalist who is as comfortable managing P&Ls, developing employees and managing complex projects as I am developing demand-generation campaigns or optimizing website conversion. While I've managed teams as large as 600 and budgets in the hundreds of millions of dollars, I thrive in entrepreneurial environments where executives must be hands-on and lead from the front.

Growing healthy organizations, developing leaders, building high-performance teams and serving customers and members are my professional passions and where I've had the greatest impact.

Experience

Chief Executive Officer
The Mountaineers
February 2016 – Present (10 months) | Seattle, WA

The Mountaineers is an outdoor education nonprofit teaching skills to explore wild places in the Pacific Northwest and beyond. Formed in 1906, we've been getting people of all ages outside safely and responsibly for over 100 years. We are passionate about building a community of people who are knowledgeable and care about the outdoors. We work to preserve the wild backcountry for future generations. Mountaineers Books is one of the top publishers of outdoor-oriented books in the world, inspiring people to hone their skills, know where to go and to conserve wilderness for generations to come.



We Are Mountaineers

Chief Marketing Officer
Ominto, Inc.
August 2015 – February 2016 (7 months) | Greater Seattle Area

Joined new executive team at Ominto as Chief Marketing Officer. Ominto is a global ecommerce leader and pioneer of online Cash Back shopping, delivering value-based shopping and travel deals through its international network of shopping websites and Partner sites. At, Ominto.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase.

▾ 2 recommendations



Ari Hunsaker, MBA
Executive Product Manager at Ominto, Inc.
Over the time that we've worked together at Ominto, Tom met the challenge of defining a new customer service process and... View ↓



Krista Paul
VP Content Innovation at eBags
Tom is one of those leaders you absolutely strive to work with at some point in your career. He has an uncanny ability to... View ↓



Ominto Names Tom Vogl Chief Marketing Off...

Marketing Consultant and Executive Coach
THV Solutions
November 2014 – February 2016 (1 year 4 months) | Seattle, WA

Drawing from more than 25 years of experience working with strong consumer and small business brands, I am helping marketing executives tackle tough-to-solve problems, build the capability of their teams and grow their own leadership footprint. In addition to my more recent focus on smaller startup companies, I have deep experience working with larger organizations and understand how to tailor my approach appropriately.

Chief Operating Officer
Barn2Door
March 2015 – July 2015 (5 months) | Greater Seattle Area

Co-founded and led operations for Barn2Door, a marketplace for sustainable farmers to connect directly with consumers. In this capacity, I had responsibility for finance & planning, analytics, human resources, customer service, legal. Along with the CEO/co-founder, I helped lead the angel funding round, reaching our target raise in four months. At the conclusion of the start-up/launch phase of Barn2Door, joined Ominto as CMO.

▾ 2 recommendations



Katie Tenneson
Account Manager & Sustainability Cons...

Tom was a thoughtful and impressive mentor to me during our time together at Barn2Door. Given his extensive experience in... View↓



Brian Delahunty
Engineering Lead

At Barn2Door Tom was an amazing colleague and one of the most adaptive and robust leaders I've had the opportunity to work... View↓

Chief Marketing Officer
The Clymb
January 2014 – August 2014 (8 months) | Portland, Oregon Area

The Clymb is the outdoor industry's fastest growing online retailer. I was thrilled to help them continue their success and to connect more people to the outdoors. Check them out at www.theclymb.com.

▾ 2 recommendations



Kyle Cassidy
Senior Manager of Content Marketing at ...

Tom's resume intimidated me. Harvard Business school, Senior Vice President at REI—I worried that he'd ride into our rapidly... View↓

Teija Springman
Director of People Operations at Lucid S...

A thoughtful and diplomatic leader through and through, Tom influences toward positive outcomes with poise and... View↓

Chief Marketing Officer
Redfin
February 2012 – December 2013 (1 year 11 months) | Greater Seattle Area

Redfin is reinventing real-estate in consumers' favor. I have the awesome responsibility of sharing the Redfin story with people looking to buy or sell a home. Check us out at www.redfin.com.

▾ 1 recommendation



Bill Palmer
Senior Sales Director at Nuance Communications

Tom is one of the best CMOs I have ever worked with. Tom is a true digital innovator who is able to combine his strategic marketing insights regarding big data and customer experience into actionable and measurable results. Tom is the rare... View↓

SVP of Marketing
REI
August 2006 – January 2012 (5 years 6 months) | Greater Seattle Area

▾ 1 recommendation



Rob Cherof
Co-Founder & President at Rocket Camp

It is indeed my pleasure to share this recommendation for Tom Vogl. I worked with Tom twice, each time when I was working at the ad agency BBDO. The first was when I was leading the advertising program for Dell and then (much more extensively) when... View↓

eCommerce Manager, Marketing Director and Sales Director
Dell
July 1998 – July 2006 (8 years 1 month) | Austin, TX; Porto Alegre, Brazil, Sydney, Australia

Retail District Manager, Pricing Analyst, Field Sales, Strategic Planning Manager
Conoco
June 1989 – December 1996 (7 years 7 months) | Houston, TX

Languages

English
Native or bilingual proficiency

Portuguese
Elementary proficiency

Volunteer Experience & Causes

Board Member
Boy Scouts of America, Chief Seattle Council
March 2008 – October 2012 (4 years 8 months) | Children

Opportunities Tom is looking for:

- Joining a nonprofit board
- Skills-based volunteering (pro bono consulting)

Causes Tom cares about:

- Children
- Environment
- Human Rights

Skills

Top Skills

- 99+ Marketing
- 99+ Product Marketing
- 96 Strategy
- 77 E-commerce
- 68 Management
- 60 Marketing Strategy
- 49 Strategic Planning
- 49 Leadership
- 40 Go-to-market Strategy
- 35 Analytics

Tom also knows about...

- 32 Start-ups
- 27 P&L Management
- 25 Segmentation
- 25 Strategic Partnerships
- 22 Competitive Analysis
- 21 Direct Marketing
- 18 Product Management
- 15 Lead Generation
- 14 Cross-functional Team...
- 11 Business Development
- 9 Database Marketing
- 8 Multi-channel Marketing
- 7 Integrated Marketing
- 4 Customer Insight
- 3 Real Estate
- See 2+ >

Education

Harvard Business School
MBA, General Management
1997 – 1998

Activities and Societies: Intramural basketball, Marketing Club.

University of Missouri-Columbia, College of Business
BSBA, Economics
1987 – 1989

Activities and Societies: Student government, intramural basketball, theater stage production.

Additional Info

- **Interests**

My family & dogs, mountaineering, backcountry and Nordic skiing, cycling, riding motorcyles and playing acoustic guitar.

Recommendations

Received (8) Given (11)

Chief Marketing Officer
Ominto, Inc.



Ari Hunsaker, MBA
Executive Product Manager at Ominto, Inc.

Over the time that we've worked together at Ominto, Tom met the challenge of defining a new customer service process and pushing the boundaries for great user content and messaging for our 4 global site(s) in 8 languages and 15 markets. He came up with a sensible analysis for new and developing markets which helped us put priority to our upcoming work. He earned the... **more**

February 2, 2016, Ari worked with Tom at Ominto, Inc.



Krista Paul
VP Content Innovation at eBags

Tom is one of those leaders you absolutely strive to work with at some point in your career. He has an uncanny ability to translate high-level strategy into actionable tasks for his teams and delivers feedback in a extremely constructive and effective manner; more like a mentor instead of a boss. Tom easily shows his decades of marketing experience in every interaction... **more**

January 22, 2016, Krista reported to Tom at Ominto, Inc.

Chief Operating Officer
Barn2Door



Katie Tenneson
Account Manager & Sustainability Consultant

Tom was a thoughtful and impressive mentor to me during our time together at Barn2Door. Given his extensive experience in marketing and e-commerce, I often looked to Tom for expert advice and feedback. Tom's guidance impacted not only my own professional development; he also provided meaningful contributions to our team through his strong leadership abilities.

August 19, 2015, Katie worked indirectly for Tom at Barn2Door



Brian Delahunty
Engineering Lead

At Barn2Door Tom was an amazing colleague and one of the most adaptive and robust leaders I've had the opportunity to work with. He brings to the table 25+ years of experience in everything from marketing and e-commerce, to finance, operations, and leadership.

It was truly a pleasure to work with Tom as a co-founder from day 0 of a startup. Tom has a great ability to... **more**

August 19, 2015, Brian worked directly with Tom at Barn2Door

Chief Marketing Officer
The Clymb



Kyle Cassidy
Senior Manager of Content Marketing at Simple Finance

Tom's resume intimidated me. Harvard Business school, Senior Vice President at REI—I worried that he'd ride into our rapidly expanding startup on a high horse, his brass so blinding in the brightness of his past achievements that he'd be unable to provide meaningful direction to our skeleton team amidst the daily cross-functional chaos of flash sales. "It's too early for... **more**

September 26, 2014, Kyle reported to Tom at The Clymb

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